SCHEDULE 14A INFORMATION

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Nektar Therapeutics

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NEKTAR THERAPEUTICS

150 Industrial Road

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. We will hold the meeting on Thursday, June 2, 2005, at 10:00 a.m. local time at our executive office located at 150 Industrial Road, San Carlos, California for the following purposes:

1.	To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 4, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Nevan C. Elam
General Counsel and Secretary

San Carlos, California

April 14, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

150 Industrial Road

San Carlos, California 94070

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Nektar Therapeutics is soliciting your proxy to vote at the 2005 annual meeting of stockholders. We invite you to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 21, 2005 to all stockholders of record entitled to vote at the annual meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 4, 2005 will be entitled to vote at the annual meeting. On this record date, there were 89,944,657 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2005 your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WHAT AM I VOTING ON?

There are two matters scheduled for a vote:

•	Election of three directors to serve until the 2008 annual meeting of stockholders; and

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•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2005.

HOW DO I VOTE?

You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 1, 2005 to be counted.

4.	To vote on the Internet, go to www.proxyvoting.com/nktr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 1, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2005.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of the audit committee’s selection

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of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 150 Industrial Road, San Carlos, California 94070.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2005, to our Secretary, care of Nektar Therapeutics, 150 Industrial Road, San Carlos, California 94070. If you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us no earlier than March 6, 2006 and no later than the close of business on April 3, 2006. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and with respect to the second proposal, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes for proposal 2. Broker non-votes have no effect and will not be counted towards the vote total for either proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.

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Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2005 must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 89,944,657 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class until that director’s successor is elected and qualified, including vacancies created by an increase in the number of directors.

The board of directors is presently comprised of nine members. There are three directors in the class whose term of office expires in 2005: Michael A. Brown, Ajit S. Gill and Dr. Melvin Perelman. Dr. Melvin Perelman announced his resignation from the Company’s Board of Directors, in order to pursue other interests, which resignation became effective on March 21, 2005. On March 15, 2005, the Company’s Board of Directors authorized the appointment of Joseph J. Krivulka to the Board of Directors, effective upon the resignation of Dr. Perelman, until the next annual meeting of shareholders and until his successor is elected and qualified.

Each of the nominees listed below is currently a director of the Company. Mr. Brown and Mr. Gill were previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2008 annual meeting, until their successors are elected and have qualified, or until the earlier of their death, resignation or removal. It is our policy to encourage all members of our board of directors and nominees recommended by the nominating and corporate governance committee to attend the annual meeting of stockholders. Except for Mr. Krivulka, who had not been appointed to the Board at the time of the 2004 annual meeting of stockholders, all of the nominees for election as a director and all other directors attended the 2004 annual meeting of stockholders.

The following is a brief biography of each nominee and each director whose term of office as a director will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

Michael A. Brown

Michael A. Brown, age 46, has served as our director since September 2002. Mr. Brown was Chairman of the board of Quantum Corporation from 1998 through 2003 and continues to serve as a Quantum director. He served as Quantum’s Chief Executive Officer for seven years, retiring in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management since joining Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a member of the board of directors of Digital Impact, Inc., an Internet marketing company, EqualLogic, Inc., a consolidated storage solutions company and Veritas Software Corporation, a provider of storage software solutions.

Ajit S. Gill

Ajit S. Gill, age 56, has served as our Chief Executive Officer since April 2000, as President since April 1999, and as a director since April 1998. From August 1998 to April 2000, Mr. Gill served as our Co-Chief Executive Officer. From October 1996 to August 1998, Mr. Gill served as our Chief Operating Officer and directed our Technical Operations organization, including research and development. From January 1993 to October 1996, Mr. Gill served as our Chief Financial Officer. Before joining us, Mr. Gill was Vice President and General Manager of Kodak’s Interactive Systems Products Division. Mr. Gill has served as Vice President, Finance and Chief Financial Officer for TRW-Fujitsu and Director of Business Development for VisiCorp, a

pioneer in the personal computer software market. He holds a Bachelor of Technology from the Indian Institute of Technology, an M.S. in Electrical Engineering from the University of Nebraska, and an M.B.A. from the University of Western Ontario.

Joseph J. Krivulka

Joseph J. Krivulka, age 52, is founder and President of Triax Pharmaceuticals, which position he has held since November 2004. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC from 1999 until 2004. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. Since June 2004, Mr. Krivulka has served on the Board of Aeolus Pharmaceuticals, Inc., a biotechnology company. He holds a Bachelor of Science from West Virginia Wesleyan College.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Robert B. Chess

Robert B. Chess, age 48, has served as Executive Chairman of our board since April 1999, and as a director since May 1992. Mr. Chess served as Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President until February 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company (acquired by International Business Machines Corp.). Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School. Mr. Chess is a director of Pharsight Corp., a software company, Biotechnology Industry Organization, a trade organization serving and representing the emerging biotechnology industry and ChemGenex, Inc., a cancer therapeutics company and CoTherix, Inc. a cardiopulmonary therapeutics company.

Susan Wang

Susan Wang, age 54, has served as our director since December 2003. In addition to serving as our director, Ms. Wang also serves as a member of the board of directors for Altera Corporation, Avanex Corporation and Calpine Corporation. Ms. Wang, who retired from Solectron in June 2002, held several key positions during her 18 years there, including 17 years as the Chief Financial Officer. Her final position at Solectron was Executive Vice President for Corporate Development and Chief Financial Officer, where she was responsible for financial, business development, and legal activities. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang earned a master of business administration degree from the University of Connecticut and a bachelor’s degree in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 51, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. Mr. Whitfield still serves on the Board of Incyte Corporation. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Christopher A. Kuebler

Christopher A. Kuebler, age 51, has served as our director since December 2001. Mr. Kuebler is Chairman of the board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc., a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Irwin Lerner

Irwin Lerner, age 74, has served as our director since April 1999. Mr. Lerner served as Chairman of the board and the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as its President and Chief Executive Officer. Since September 1995, Mr. Lerner has served on the board of Medarex Inc., a monoclonal antibodies products company, and became Chairman of the board in May 1997. He served for 12 years on the board of the Pharmaceutical Manufacturers’ Association where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance Inc., a drug development services company, V.I. Technologies, Inc., a blood products company and Genmab A/S, a biotechnology company.

John S. Patton, Ph.D.

John S. Patton, Ph.D., age 58, our co-founder, has served as Chief Scientific Officer since November 2001 and as a director since July 1990. Dr. Patton served as Vice President, Research from December 1991 to November 2001. He served as our President from incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine. Dr. Patton is also a director of Saegis Pharmaceuticals, Inc., and Halozyme Therapeutics, Inc., both biopharmaceutical companies.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Chess, our Executive Chairman, Mr. Gill, our President and Chief Executive Officer and Dr. Patton, our Co-Founder and Chief Scientific Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In 2003, the board of directors documented the governance practices we follow by adopting our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications, and evaluation of the board and committees. The board adopted the Corporate Governance Policy Statement to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

As required under applicable Nasdaq listing standards, in fiscal year 2004 our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Brown, Mr. Perelman, Mr. Kuebler and Mr. Whitfield each presided over one of the executive sessions.

The board has three committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2004 for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Mr. Michael A. Brown			X		X	*
Mr. Robert B. Chess
Mr. Ajit S. Gill
Mr. Christopher A. Kuebler	X
Mr. Irwin Lerner			X	*	X
Dr. John S. Patton
Dr. Melvin Perelman	X
Ms. Susan Wang	X
Mr. Roy A. Whitfield	X	*			X
Total meetings in fiscal year 2004	11		8		2

*	Committee Chairperson

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; establishes guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services; reviews and approves the retention of the independent auditors for any permissible non-audit services; at least annually, discusses with the independent auditors and reviews that auditors’ independence; reviews with the independent auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent auditors and management’s response; reviews with management and the independent auditors the scope, adequacy and effectiveness of our financial reporting controls; establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; investigates and resolves any disagreements between our management and the independent auditors regarding our financial reporting, accounting practices or accounting policies; meets with senior management and the independent auditors in separate executive sessions; reviews the financial statements to be included in our Quarterly Report on Form 10-Q and our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the independent auditors’ review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the period reports. The audit committee has the authority to retain special legal, accounting or other consultants to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors. Four directors comprise the audit committee: Mr. Christopher A. Kuebler, Mr. Joseph J. Krivulka, Mr. Roy A. Whitfield and Ms. Susan Wang. Mr. Krivulka replaced Dr. Melvin Perleman as a member of the Audit Committee on March 21, 2005. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

The board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The board of directors has determined that Ms. Susan Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Avanex Corporation, Altera Corporation and Calpine Corporation. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors reviews management’s recommendations for organization structure and development and the type and levels of compensation for our directors, officers, employees and compensation consultants, and to recommend compensation actions to the board of directors. The organization and compensation committee reviews and approves the structure and guidelines for various incentive compensation and benefit plans; reviews and approves the qualitative criteria of the variable compensation program; grants stock options under the various incentive compensation and benefit plans; recommends to the board for approval the compensation levels for the Chairman and Chief Executive Officer and approves the compensation levels for the other executive officers and the vice presidents; recommends for the board’s approval, the compensation levels for the members of the board who are outside directors; reviews on a periodic basis the operation and policies for the administration of our executive compensation programs to determine whether they remain supportive of our business objectives; and reviews management recommendations on organization structure and development. We also have an option grant subcommittee that may award stock options pursuant to our 2000 Non-Officer Equity Incentive Plan and 2000 Equity Incentive Plan. Our organization and compensation committee charter can be found on our corporate website at www.nektar.com. Two directors comprise the organization and compensation committee: Messrs. Michael A. Brown and Irwin Lerner. All members of our organization and compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and recommending for the board’s selection candidates to serve as directors, evaluating board composition and recommending nominations and re-election of directors, administering and overseeing all aspects of our corporate governance functions on behalf of the board, and making recommendations to the board regarding corporate governance issues. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com. Three directors comprise the nominating and corporate governance committee: Messrs. Michael A. Brown, Irwin Lerner, and Roy A. Whitfield. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and that of our shareholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and that of our board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met nine (9) times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or individual director, will be directed to submit written or electronic communications to our Secretary, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, by our Secretary on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2004 and December 31, 2003, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2004	2003
Audit Fees	$963,600	$478,200
Audit-related Fees (includes fees for accounting research and consultation)	252,600	34,000
Tax Fees (includes fees for tax preparation and compliance)	130,700	78,500
All Other Fees	0	0

Total Fees	$1,346,900	$590,700

The audit committee approved all fees described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2004.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by security holders	4,759,466	$16.70	2,124,235	(2)
Equity compensation plans not approved by security holders	8,806,833	$18.64	2,354,449
Total	13,566,299	$17.96	4,478,684

(1)	Does not include options to purchase 39,105 shares assumed in connection with the acquisition of Bradford Particle Design Ltd (with a weighted-average exercise price of $7.74 per share) and options to purchase 163,999 shares we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03 per share).
(2)	Includes 534,508 shares of common stock available for future issuance under our Employee Stock Purchase Plan as of December 31, 2004. Eligible participants purchased an aggregate amount of 125,617 shares and 139,875 shares under the Employee Stock Purchase Plan in fiscal year 2004 and 2003, respectively.

2000 NON-OFFICER EQUITY INCENTIVE PLAN

Our 2000 Non-Officer Equity Incentive Plan (the “Non-Officer Plan”) was adopted without the approval of our security holders. The essential features of the Non-Officer Plan are outlined below.

General

The Non-Officer Plan provides for the grant of nonstatutory stock options, stock bonuses and restricted stock purchase awards. Nonstatutory stock options granted under the Non-Officer Plan are not intended to qualify as incentive stock options under the Code. An aggregate of 12,750,000 shares of common stock are reserved for issuance under the Non-Officer Plan.

Purpose

The board adopted the Non-Officer Plan to provide a means by which our and our affiliates’ employees and consultants who are not officers or directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success and our affiliates’ success.

Administration

The board administers the Non-Officer Plan. Subject to the provisions of the Non-Officer Plan, the board has the power to construe and interpret the Non-Officer Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The board has the power to delegate administration of the Non-Officer Plan to a committee composed of not fewer than one member of the board. As used herein with respect to the Non-Officer Plan, the “board” refers to any committee the board appoints as well as to the board itself.

Stock Subject to the Non-Officer Plan

An aggregate of 12,750,000 shares of common stock is reserved for issuance under the Non-Officer Plan. The number of shares of common stock reserved for issuance under the Non-Officer Plan will be decreased by 1.5 shares for each share granted pursuant to a stock bonus or restricted stock purchase award under the Non-Officer Plan. If awards granted under the Non-Officer Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Non-Officer Plan. If we reacquire unvested stock issued under the Non-Officer Plan, the reacquired stock will again become available for reissuance under the Non-Officer Plan for awards.

Eligibility

Our employees and consultants, and our affiliates’ employees and consultants, who are neither officers nor directors, are eligible to receive awards under the Non-Officer Plan.

Terms of Awards

Exercise Price; Payment. The exercise price of options under the Non-Officer Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. The purchase price of restricted stock purchase awards are determined by the board. Stock bonuses may be awarded in consideration for past services actually rendered to us or any of our affiliates.

The exercise price of options granted under the Non-Officer Plan must be paid either (i) in cash at the time the option is exercised, or (ii) or at the discretion of the board at the time of the grant, by delivery to us of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the board. The purchase price of restricted stock purchase awards granted under the Non-Officer Plan must be paid (i) in cash at the time of purchase, (ii) at the discretion of the board, according to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the board.

Vesting. Awards granted by the board under the Non-Officer Plan may become exercisable or released from our repurchase option in cumulative increments as determined by the board. The board has the power to accelerate the time at which an award may vest or be exercised. In addition, options granted under the Non-Officer Plan may include an early exercise provision to permit exercise prior to vesting, but the unvested portion may be subject to our repurchase option or to any other restriction determined by the board as appropriate.

Term. The board shall have sole discretion over the term of options granted under the Non-Officer Plan, provided, however, the maximum term of options granted under the Non-Officer Plan is eight years. In the event that a holder’s continuous service with us or an affiliate of ours terminates other than due to the death or disability of such holder, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) three months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement between the holder and us. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s permanent and total disability, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) twelve months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s death, the option will become fully vested and exercisable as of the date of termination, and may be exercised at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder dies within a certain time period following termination of service, the option may be exercised, if applicable, at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. A holder may designate a beneficiary who may exercise the option following the holder’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is extended in the event that exercise of the option within these periods is prohibited. A holder’s option agreement may provide that if the exercise of the option following the termination of the holder’s service would result in liability under the Securities Act of 1933, as amended (the “1933 Act”), then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the option agreement or (ii) three months (or such other period as specified in an option agreement between the holder and us) after the termination of the holder’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer

Options may be transferable to the extent provided in the option agreement. If the option does not provide for transferability, then the option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the holder only by the holder. The holder may designate a third party to exercise the option in the event of the death of the holder. Stock bonus and restricted stock awards may be transferable only upon such terms and conditions as set forth in the stock award agreement, so long as the stock awarded remains subject to the agreement.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transactions not involving the receipt of consideration by us, may change the class(es) and number of shares of common stock subject to the Non-Officer Plan and outstanding awards. In that event, the Non-Officer Plan will be appropriately adjusted as to the class(es) and the maximum number of shares of common stock subject to the Non-Officer Plan, and outstanding awards will be adjusted as to the class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of (i) the sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (collectively, “corporate transaction”), then any surviving or acquiring corporation shall assume awards outstanding under the Non-Officer Plan or shall substitute similar awards. If any surviving or acquiring corporation refuses to assume such awards or to substitute similar awards, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such corporate transaction.

The Non-Officer Plan also provides that, in the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of our securities representing at least fifty percent of the combined voting power entitled to vote in the election of directors and provided that such acquisition is not as a result of, and does not constitute, a corporate transaction, then with respect to stock awards held by holder whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such stock awards may be exercised) shall be accelerated in full.

The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

Duration, Amendment and Termination

The board may suspend or terminate the Non-Officer Plan without stockholder approval or ratification at any time or from time to time; provided, however, that no amendment may impair the rights of any outstanding stock award under the Non-Officer Plan without the holder’s consent.

Federal Income Tax Information

Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Non-Officer Plan generally have the following federal income tax consequences.

There are no tax consequences to the holder or us by reason of the grant. Upon acquisition of the stock, the holder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the holder.

Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc.(2)	12,151,490	14.35%
Delaware Management Holdings(3)	5,765,319	6.81%
Ajit S. Gill(4)	1,182,289	1.40%
J. Milton Harris, Ph.D.(5)	878,796	1.04%
Robert B. Chess(6)	814,541	*
John S. Patton, Ph.D.(7)	813,732	*
Melvin Perelman, Ph.D.(8)	138,749	*
Roy A. Whitfield(8)	112,081	*
Irwin Lerner(8)	108,749	*
Christopher A. Kuebler(8)	63,749	*
Michael A. Brown(8)	56,249	*
Ajay Bansal(9)	31,483	*
Susan Wang(8)	26,123	*
David Johnston(10)	12,426	*
All executive officers and directors as a group (13 persons)(11)	4,238,967	4.86%

*	Denotes ownership percentage less than 1%.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 84,670,240 shares outstanding on January 31, 2005, adjusted as required by rules promulgated by the SEC.
(2)	Based solely on a Schedule 13G filed with the SEC on February 15, 2005 by OppenheimerFunds, Inc., a registered investment adviser. OppenheimerFunds, Inc. is the parent holding company of Oppenheimer Global Opportunities Fund (formerly Oppenheimer Global Growth & Income Fund), an investment company registered under Section 8 of the Investment Company Act of 1940. OppenheimerFunds, Inc. has sole voting and dispositive power over none of the shares and shared dispositive power over 12,151,490 of the shares. Oppenheimer Global Opportunities Fund has sole voting power over 12,000,000 of the shares and shared dispositive power over 12,000,000 of the shares. OppenheimerFunds, Inc., Oppenheimer Global Opportunities Fund and their principal shareholders disclaim any beneficial interest in the shares. OppenheimerFunds, Inc. is located at 225 Liberty Street, 11th Floor, New York, New York 10281. Oppenheimer Global Opportunities Fund is located at 6803 S. Tucson Way, Centennial, Colorado 80112.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2005. Delaware Management Holdings, Inc. has sole voting power over 5,737,632 of the shares, sole dispositive power over 5,765,319 of the shares, shared voting power over none of the shares, and shared dispositive power over none of the shares. Delaware Management Business Trust has sole voting power over 5,737,632 of the shares, sole dispositive power over 5,765,319 of the shares, shared voting power over none of the shares, and shared dispositive power over none of the shares. Lincoln National Corp. is the ultimate parent of Delaware Management Business Trust and Delaware International Advisors Ltd. Delaware Management Holdings, Inc. is located at 2005 Market Street, Philadelphia, Pennsylvania 19103.

(4)	Includes 118,112 shares held by Ajit S. Gill & Ann C. Gill, Trustees, under an agreement dated October 14, 1998 FBO Ajit S. Gill & Ann C. Gill (the “Gill Trust”). Mr. Gill and his wife, Ann C. Gill, are sole trustees of the Gill Trust. Mr. Gill and his wife, each acting alone, have the power to vote and dispose of such shares. Also includes 1,052,275 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 3,569 shares issued pursuant to our 401(k) Retirement Plan. Also includes 8,333 shares issuable upon the settlement of restricted stock units.
(5)	Includes 391,173 shares held by Puffinus, L.P. as to which shares Dr. Harris disclaims beneficial ownership. Dr. Harris is a limited partner of Puffinus, L.P., and serves as the President of Puffinus, Inc., the general partner of Puffinus, L.P. Also includes 109,331 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 1,042 shares issued pursuant to our 401(k) Retirement Plan.
(6)	Includes 612,281 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 3,688 shares issued pursuant to our 401(k) Retirement Plan. Also includes 2,777 shares issued upon the settlement of restricted stock units.
(7)	Includes 534,878 shares held by John S. Patton & Jamie S. Patton, Trustees, under the July 2, 1997 Patton Revocable Trust (the “Patton Trust”). Dr. Patton and Jamie S. Patton are sole trustees of the Patton Trust. Dr. Patton and Jamie Patton, each acting alone, have the power to vote and dispose of such shares. Also includes 271,466 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 2,222 shares issued pursuant to our 401(k) Retirement Plan. Also includes 4,166 shares issued upon the settlement of restricted stock units.
(8)	All shares issuable upon exercise of options exercisable within 60 days of January 31, 2005.
(9)	Includes 25,999 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 818 shares issued pursuant to our 401(k) Retirement Plan. Also includes 4,166 shares issuable upon the settlement of restricted stock units.
(10)	Includes 11,999 shares issuable upon exercise of options exercisable within 60 days of January 31, 2005. Also includes 327 shares issued pursuant to our 401(k) Retirement Plan.
(11)	Includes the shares held by the Gill Trust, the Patton Trust and Puffinus, L.P., as described above. Also includes an aggregate of 2,589,051 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2005. Also includes an aggregate of 11,666 shares issued pursuant to our 401(k) Retirement Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS

Under our compensation arrangement, each of our non-employee directors receives an annual retainer of $15,000, plus $1,000 per board meeting and $500 per committee meeting, including telephonic meetings. The chairman of the audit committee receives an additional $5,000 per year, payable quarterly. If a non-employee director is the chairman of any other committee, such director receives an additional $2,500 per year, payable quarterly. In the fiscal year ended December 31, 2004, we paid $278,750 total cash compensation to our non-employee directors for service as directors. The members of the board are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with our policy.

Under the terms of our 1994 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”), each member of our board who was not an employee was, upon their election and reelection, automatically granted without the board’s or the stockholders’ further action, an option to purchase 30,000 shares of our common stock for each three-year term to which he or she was elected. The non-employee directors who began with a one or a two-year term when we first instituted the staggered board or who were appointed to the board mid-term were granted 10,000 and 20,000 shares of common stock, respectively. There are currently options to purchase no shares available under the Non-Employee Directors’ Plan. To the extent shares have been unavailable under the Non-Employee Directors’ Plan, our practice has been for the board of directors to make grants under our 2000 Equity Incentive Plan in the amounts and pursuant to the terms to which the non-employee directors otherwise would have been entitled under the Non-Employee Directors’ Plan.

The options vest monthly over the period of the term being served (in the event a non-employee director resigns during the year, our practice has been to vest the options monthly based on such director’s actual service). Only non-employee directors are eligible to receive options under the Non-Employee Directors’ Plan or comparable grants under the 2000 Equity Incentive Plan. These options are intended not to qualify as incentive stock options under the Code. The exercise price of these options is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Option grants under the Non-Employee Directors’ Plan are non-discretionary, although the comparable grants under the 2000 Equity Incentive Plan are approved by the Board. The term of options granted under the Non-Employee Directors’ Plan or comparable grants under the 2000 Equity Incentive Plan is ten years. In the event of a merger with or into another corporation or a consolidation in which we are the surviving corporation, with the outstanding shares of our common stock immediately preceding the merger being converted by virtue of the merger into other property, or any other capital reorganization in which 50% of our shares entitled to vote are exchanged, the vesting of each such option will accelerate in full and the option will terminate if not exercised prior to the consummation of the transaction. The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

In addition to the grants described above, each non-employee director who has served on our board will receive an option to purchase 12,500 shares of our common stock under the 2000 Equity Incentive Plan upon the date of the board’s meeting in September of each year. Such options vest monthly over one year. Non-employee directors are also eligible for discretionary grants of options under our 2000 Equity Incentive Plan.

In connection with this arrangement, Messrs. Kuebler and Lerner were each granted options to purchase 30,000 shares of our common stock in June 2004 in connection with their elections for a three-year term. In September 2004, Ms. Wang and Dr. Perelman and Messrs. Brown, Kuebler, Lerner and Whitfield were granted options to purchase 12,500 shares of our common stock.

Options to purchase an aggregate of 653,475 shares of common stock have been granted to current non-employee directors under the Non-Employee Directors’ Plan and the 2000 Equity Incentive Plan as of January 31,

2005, of which options to purchase 33,600 shares have been exercised. Options to purchase an aggregate of 4,462,125 shares of common stock have been granted to directors who are our employees as of January 31, 2005, of which options to purchase 2,071,189 shares have been exercised.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to our Chief Executive Officer, our other four most highly compensated executive officers at December 31, 2004 and one individual who was no longer serving as an executive officer at December 31, 2004 (the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Unit Awards (2)	Securities Underlying Options	All Other Compensation (1)
Ajit S. Gill Chief Executive Officer, President and Director	2004 2003 2002	$498,049 474,461 451,206	$272,289 250,903 201,442	— — —	$977,500 — —	100,000 150,000 150,000	$10,278 9,968 7,173

Robert B. Chess Executive Chairman	2004 2003 2002	167,019 183,641 251,722	93,603 115,337 117,183	— — —	$325,820 — —	33,333 52,500 75,000	7,435 6,559 6,628

Ajay Bansal(3) Chief Financial Officer	2004 2003 2002	288,650 235,308 —	105,188 170,067 —	$92,034 6,496 —	$476,250 — —	— 90,000 —	6,995 4,726 —

John S. Patton, Ph.D. Founder, Chief Scientific Officer and Director	2004 2003 2002	261,354 248,908 236,833	127,105 112,822 90,921	— — —	$476,250 — —	— 30,000 14,000	6,740 8,270 7,871

J. Milton Harris, Ph.D.(4) Chief Scientific Officer, Nektar Therapeutics AL, Corporation	2004 2003 2002	342,405 321,000 324,000	153,629 110,662 186,977	— 1,525 1,987	— — —	10,000 35,000 39,000	11,094 7,980 7,480

David Johnston(5) Senior Vice President Research & Development	2004 2003 2002	300,000 — —	83,500 — —	42,770 — —	— — —	50,000 — —	7,542 — —

(1)	Amounts include perquisites consisting of one or more of the following: (i) life insurance premiums paid by us; (ii) reimbursement for computer equipment used for company business; (iii) entertainment gifts associated with company business; and (iv) matching contributions under our 401(k) plan.
(2)

Includes restricted stock unit awards granted pursuant to our 2000 Equity Incentive Plan covering 50,000 shares or units for Mr. Gill, 16,666 shares or units for Mr. Chess, 25,000 shares or units for Mr. Bansal, and 25,000 shares or units for Dr. Patton. The restricted stock units were granted to Mr. Gill and Mr. Chess on a date when the closing price of our Common Stock on the Nasdaq National Market on the last market trading day prior to the date of their respective grants was $19.55. The restricted stock units were granted to Mr. Bansal and Dr. Patton on a date when the closing price of our Common Stock on the Nasdaq National Market on the last market trading day prior to the date of their respective grants was $19.05. The restricted stock unit awards vest one-sixth on December 31, 2004, one-third on December 31, 2005 and are fully vested on December 31, 2005, and are paid in shares of our Common Stock as soon as practicable after vesting. No dividends or other distributions that may be made in respect of the shares of Common Stock will be paid on the restricted stock units.

(3)	Mr. Bansal entered into an offer letter with us in January 2003 and commenced working with us in February 2003. The “Other Annual Compensation” reported by Mr. Bansal represents relocation and housing expenses Mr. Bansal received in connection with the terms and conditions of his offer letter dated January, 2003.
(4)	Dr. Harris joined us in June 2001 when we completed our acquisition of Shearwater Corporation. As of March 4, 2004, Dr. Harris was no longer required to file with the SEC reports of changes in ownership of our common stock and other equity securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.
(5)	Mr. Johnston entered into an offer letter with us on November 10, 2003 and commenced working with us in January, 2004. Commencing on December 9, 2004, Mr. Johnston was required to file with the SEC reports of changes in ownership of our common stock and other equity securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

STOCK OPTION GRANTS AND EXERCISES

We grant options to our executive officers under our 2000 Equity Incentive Plan. As of January 31, 2005, options to purchase a total of 4,631,566 shares were outstanding under the 2000 Equity Incentive Plan and options to purchase 1,511,227 shares remained available for grant under the plan.

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Stock Option Grants in 2004

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2004 (1)	Exercise Price Per Share	Expiration Date	5%	10%
Ajit S. Gill	100,000	(3)	7.18%	$19.55	03/04/14	$1,229,489	$3,115,766

Robert B. Chess	33,333	(4)	2.39	19.55	03/04/14	409,825	1,038,578

J. Milton Harris, Ph.D.	10,000	(5)	*	19.05	03/01/14	119,804	303,607

David Johnston	50,000	(6)	3.59	14.30	01/05/14	449,659	1,139,525

*	Denotes a percentage less than 1%.
(1)	Based on an aggregate of 1,393,383 options granted to employees in 2004, including the Named Executive Officers.
(2)	The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
(3)	Options for 100,000 shares vest monthly over five years commencing in March 2004. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(4)	Options for 33,333 shares vest monthly over five years commencing in March 2004. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(5)	Options for 10,000 shares vest monthly for five years commencing in March 2004. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(6)	Options for 50,000 shares vest 1/5th on January 5, 2005 and monthly over four years thereafter. Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.

Aggregated Option Exercises During 2004 and Option Values at December 31, 2004

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2004 (2)		Value of Unexercised In-the-Money Options at December 31, 2004 (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ajit S. Gill	84,356	$1,360,425	495,243	283,001	$4,641,997	$2,360,948
Robert B. Chess	181,616	2,549,142	172,139	113,362	972,007	1,047,065
Ajay Bansal	4,500	71,129	28,500	57,000	424,798	848,865
John S. Patton, Ph.D.			283,600	33,000	2,683,051	420,095
J. Milton Harris, Ph.D.			30,331	49,669	350,327	442,797
David Johnston			—	50,000	—	297,000

(1)	Based on the fair market value of our common stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised, without taking into account any taxes that may be payable in connection with the transaction.
(2)	Please see “Employment, Severance and Change of Control Agreements” for terms relating to acceleration of vesting.
(3)	Based on a price of $20.24 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2004, multiplied by the number of shares underlying the option, less the exercise price payable for these shares, without taking into account any taxes that may be payable in connection with the transaction.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

The provisions of our existing option grant forms under our 2000 Equity Incentive Plan provide that upon a change in control, the vesting of all outstanding options held by executive officers are accelerated by two years. This acceleration is expected to apply to all subsequent grants made to executive officers. Options also accelerate and vest in full upon a change in control, asset sale, merger, consolidation or reverse merger, as described in our 2000 Equity Incentive Plan, in the event the acquiring company does not assume the options or does not substitute similar options. The options will also accelerate and vest in full upon certain securities acquisitions, as described in our 2000 Equity Incentive Plan.

The acceleration of an award in the event of an acquisition, corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

In December 2002, the board adopted the Nektar Therapeutics Severance Benefit Plan (the “Benefit Plan”), pursuant to which a Named Executive Officer may participate and receive benefits. Under the Benefit Plan, the board has discretion on the amount of severance benefit a Named Executive Officer may receive.

On June 29, 2001, Nektar AL entered into an agreement with Dr. J. Milton Harris, pursuant to which Dr. Harris will receive additional compensation if he is terminated under certain circumstances. If Dr. Harris is terminated without cause (as cause is defined in the agreement) before June 29, 2005, he is entitled to (1) continuation of his base salary in effect at the time of termination for a 12 month period following the termination date and (2) accelerated vesting of an option to purchase 100,000 shares of our Common Stock (the “Option”) such that, in addition to the number of shares vested as of the termination date, the number of shares that would have vested over the 12 month period following the termination date shall be vested as of the termination date. If Dr. Harris is terminated without cause (as cause is defined in the agreement) after June 29, 2005 and before June 29, 2006, he is entitled to (1) continuation of his base salary in effect at the time of termination until June 29, 2006 and (2) accelerated vesting of the Option such that, in addition to the number of shares vested as of the termination date, the number of shares that would have vested following the termination date until June 29, 2006 shall be vested as of the termination date.

On January 28, 2003, we entered into an offer letter with Mr. Bansal, our Chief Financial Officer, setting forth his initial base salary of $276,000 per year, a targeted variable compensation of $92,000 per year, and an initial bonus payment of $100,000. Mr. Bansal agreed to reimburse us for the full amount of the initial bonus if his employment terminates other than “without cause” by us or if he resigns before his first anniversary. Mr. Bansal was granted stock options to purchase 90,000 shares of our common stock at an exercise price set at the closing price of our stock on the day preceding Mr. Bansal’s date of hire. In addition, we agreed to reimburse Mr. Bansal for certain relocation expenses, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed. We also agreed to provide Mr. Bansal with yearly mortgage or rental differential payments of $35,000, $27,000, and $20,000 for the first three years of service to us. On April 3, 2003, we entered into an addendum to the offer letter with Mr. Bansal providing for a $10,000 relocation allowance, subject to forfeiture.

On November 10, 2003, we entered into an offer letter with Mr. Johnston, our Senior Vice President Research & Development, setting forth his initial base salary of $300,000 per year, a targeted variable compensation of $100,000 per year, and an initial bonus payment of $30,000. Mr. Johnston agreed to reimburse us for the full amount of the initial bonus if his employment terminates other than “without cause” by us or if he resigns before his first anniversary. Mr. Johnston was granted stock options to purchase 50,000 shares of our common stock at an exercise price set at the closing price of our stock on the day preceding Mr. Johnston’s date of hire. In addition, we agreed to reimburse Mr. Johnston for certain relocation expenses, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed. We also agreed to provide Mr. Johnston with a relocation allowance of $10,000 and $34,000 in rental assistance payments in the first year of his employment; however, if Mr. Johnston voluntarily elected to terminate his employment within twelve months of the effective date a relocation expense was incurred, he agreed to repay the relocation dollars reimbursed and/or advances, including all expenses that were directly billed to the Company. On December 12, 2003, we entered into an addendum to the offer letter with Mr. Johnston providing for additional relocation expenses to reimburse Mr. Johnston for a second move of household goods, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee is currently comprised of four non-employee directors, Mr. Kuebler, Mr. Krivulka, Ms. Wang and Mr. Whitfield. Dr. Melvin Perelman was previously a member of the audit committee until his resignation on March 21, 2005, at which time Mr. Krivulka was appointed to the audit committee. Under currently applicable rules, all members of the audit committee are considered independent. A copy of the audit committee charter is available on our corporate website at www.nektar.com.

The audit committee acts on behalf of the board in fulfilling the board’s oversight responsibility with respect to the financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the financial statements, and the qualifications, independence and performance of the independent registered public accounting firm, hereinafter referred to as the “independent auditors”.

The audit committee’s primary responsibility is to oversee the financial reporting process, including the direct oversight of the independent auditors. The management is responsible for preparing the financial statements, and the independent auditors are responsible for auditing the financial statements.

The audit committee held eleven meetings during 2004, all of which were attended by the company’s independent auditors. The meetings were designed to facilitate and encourage private communication between the audit committee and the independent auditors, Ernst & Young LLP.

During these meetings, the audit committee reviewed and discussed the financial statements with management and Ernst & Young LLP. In April 2004, Nektar restated its annual consolidated financial statements for the three months and year ended December 31, 2003 to reduce gain on debt extinguishment recognized in connection with certain transactions. In March 2005, Nektar restated its previously issued annual consolidated financial statements for the fiscal years ended December 31, 2003, as amended, and 2002 and certain amounts reported previously in all four quarters of 2003 and the first three quarters of 2004 in order to reflect reclassifications between research and development expense, general and administrative expense and interest expense. The audit committee approved these restatements following extensive review and discussion with management. Nektar’s management has determined, and the Audit Committee concurs, that the restatements resulted from a material weakness in the Company’s financial statement close process, including insufficient review of the application of their accounting policies and disclosures in the notes to the financial statements. On the basis of its discussions with management, including its discussions regarding the circumstances and conditions which resulted in the restatements described above, the audit committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004.

The audit committee determined that the provision of the non-audit services by Ernst & Young LLP during 2004 was compatible with maintaining the principal auditors’ independence.

The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61. The audit committee received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed by the audit committee with Ernst & Young LLP.

Audit Committee

Christopher A. Kuebler

Joseph J. Krivulka

Susan Wang

Roy A. Whitfield—Chairman

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

The board has delegated to the organization and compensation committee the authority to establish and administer compensation programs. The organization and compensation committee is comprised of two independent non-employee directors: Messrs. Michael A. Brown and Irwin Lerner. The organization and compensation committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon our business objectives, needs and consistent with stockholders’ interests; (ii) administering executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; (iv) making appropriate recommendations to the board regarding the compensation levels for the Chairman and Chief Executive Officer; and (v) approving compensation levels for other executive officers and vice presidents.

COMPENSATION PHILOSOPHY

The primary goals of the compensation program are to help drive the attainment of key business objectives while enabling us to attract, retain and reward capable executives who can contribute to our continued success. Equity participation and a strong alignment to stockholders’ interests are key elements of our compensation philosophy. Four key goals form the basis for compensation decisions for all employees:

1.	To attract and retain the most highly qualified management and employee team;

2.	To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

3.	To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance with regards to business objectives and to similar organizations in the marketplace; and

4.	To motivate executives and employees to achieve our annual and long-term business goals.

To meet these goals, the organization and compensation committee has adopted a mix of compensation elements, including salary, stock options and incentives (variable compensation program.).

BASE SALARY

The organization and compensation committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The philosophy regarding base salaries is conservative, maintaining salaries approximately at the competitive industry median. Base salary levels are established based on an annual review of marketplace competitiveness and on the basis of individual performance. In this context base salaries for executives were increased for fiscal 2004 to a level consistent with the industry median. In 2004, we continued the variable compensation program implemented in 1996 for all employees, including all executive officers, which provides that a portion of total cash compensation is variable based on certain qualitative and quantitative criteria for both the company and the employee.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

BONUSES (VARIABLE COMPENSATION)

Bonus awards are another component of the compensation program. Bonuses, if any, are linked to the achievement of specified corporate goals. Corporate performance goals on which 2004 bonuses were based on four broad categories:

1.	building product pipeline;

2.	building a long term business;

3.	organizational capabilities and infrastructure; and

4.	financial performance.

In July 2004, the organization and compensation committee reviewed the corporate performance goals for the first half of 2004 and determined that these goals had been substantially achieved. Based on such achievement, the organization and compensation committee awarded bonuses for all executive officers and other employees. In January 2005, the organization and compensation committee reviewed the corporate performance goals for the second half of 2004 and determined that these goals had been substantially achieved, and awarded bonuses for all executive officers and other employees.

STOCK OPTIONS AND OTHER EQUITY AWARDS

The equity incentive plans offered by the Company have been established to provide all the executive officers with an opportunity to share, along with stockholders, in our long-term performance. The organization and compensation committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for driving our success with an opportunity to increase their ownership and potentially gain financially from stock price increases. The interests of stockholders, executives and employees are thereby closely aligned. Executives and other employees receive stock options at time of hire and are further eligible to receive stock options and/or other equity awards annually based on performance. All option grants must be exercised according to the provisions of the relevant equity incentive plans. All outstanding options currently expire ten years from the date of grant.

As the base salaries for the executive officers are in the mid-range for comparable companies, the organization and compensation committee has used equity awards as a primary incentive to attract and retain executive officers. Award amounts are based on an employee’s level within our salary structure and the individual’s performance. After considering the criteria relating to equity awards, the organization and compensation committee determined that all executive officers, including the Chief Executive Officer, would receive option grants in fiscal 2004. The options granted to executive officers in fiscal 2004 vest monthly over five years commencing upon the date of grant. We periodically grant restricted stock unit awards to our executives. In March 2004, for the first time, we granted restricted stock unit awards in lieu of a portion of, or all of, our executives’ regular annual stock option awards. The restricted stock unit awards vest one-sixth on December 31, 2004, one-third on December 31, 2005 and are fully vested on December 31, 2005, and are paid in shares of our Common Stock as soon as practicable after vesting. No dividends or other distributions that may be made in respect of the shares of Common Stock will be paid on the restricted stock unit awards.

Section 162(m) of the Code limits deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The organization and compensation committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit, will exceed $1 million. The organization and compensation committee has determined that stock options granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of the common stock on the date of grant shall be treated as performance-based compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

The organization and compensation committee determines compensation for the Chief Executive Officer by analyzing the same factors and criteria upon which other executive officers’ compensation is based. In the March 2004 meeting, the organization and compensation committee awarded Mr. Gill a bonus of approximately 50% of his base salary based on the determination that the corporate performance goals established in 2003 had been substantially achieved. Also at the March 2004 meeting, the organization and compensation committee agreed to recommend to the board that Mr. Gill receive an increase in salary and stock option grants for these same reasons. Under our executive compensation program, the total compensation mix for senior executives, including our Chief Executive Officer, emphasizes longer-term rewards in the form of stock options. In March 2004, Mr. Gill received option grants to purchase 100,000 shares of our common stock at the fair market value of the common stock on the date of grant and 50,000 shares in the form of restricted stock units in consideration for past services.

SUMMARY

The organization and compensation committee believes that the compensation of the executives is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with whom we compete for talented people. The organization and compensation committee believes the compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of the stockholders.

Organization and Compensation Committee

Irwin Lerner—Chairman

Michael A. Brown

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The organization and compensation committee consists of two non-employee members: Michael A. Brown and Irwin Lerner. Mr. Brown and Mr. Lerner are not and have never been officers or employees of us. None of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our organization and compensation committee.

PERFORMANCE MEASUREMENT COMPARISON (1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for: (i) our common stock; (ii) the RDG Total Return Index for the Nasdaq Stock Market (U.S. companies); and (iii) the RDG Total Return Index for the Nasdaq Pharmaceutical Stocks for the period commencing on December 31, 1999 and ending on December 31, 2004.(2) All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1999 AND ENDING ON

DECEMBER 31, 2004 (3)

Comparison of 5 Year Cumulative Total Return*

Among Nektar Therapeutics, The Nasdaq Stock Market (U.S.) Index

and The Nasdaq Pharmaceutical Index

*	$100 invested on December 31, 1999 in stock or index including reinvestment of dividends. Fiscal year ending December 31.
(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nektar under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	The RDG Total Return Index for the Nasdaq Stock Market and for the Nasdaq Pharmaceutical Stocks are calculated by the Research Data Group, Inc.
(3)	Assumes that $100 was invested on December 31, 1999 in our common stock at the closing sales price of $21.28 per share, as adjusted for the stock split on August 22, 2000, and at the closing sales price for each index on that date and that all dividends were reinvested. We have not declared cash dividends on our common stock. Stockholder returns over the indicated period should not be considered indicative of future returns.

CERTAIN TRANSACTIONS

Our bylaws provide that we will indemnify our directors and may indemnify our officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition, our Amended and Restated Certificate of Incorporation, as amended, provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for: (i) breach of the directors’ duty of loyalty to us or our stockholders; (ii) acts or omissions; (iii) violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

On June 29, 2001, Nektar AL entered into an agreement with Dr. J. Milton Harris, pursuant to which Dr. Harris will receive additional compensation if he is terminated under certain circumstances. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

In 2004, we paid $200,000 as rent for a facility in Alabama to Shearwater Polymers, LLC, of which Dr. Harris is a member. Dr. Harris is our Chief Scientific Officer, Nektar AL, and until March 4, 2004 he was our President, Nektar Therapeutics, AL, Corporation. On September 30, 2004, we purchased this facility from Shearwater Polymers, LLC for $2.9 million. We believe the rent and purchase price reflect the fair market rate for comparable facilities in the geographic area. Further, in 2004, we paid $200,000 for legal services rendered by Alston & Bird LLP of which Paul F. Pedigo, Esq. is a partner. Mr. Pedigo is a relative by marriage to Dr. Harris. These transactions were approved by our audit committee. We believe this amount represents the fair market value of the services rendered.

On November 10, 2003, we entered into an offer letter with David Johnston, our Senior Vice President Research & Development. Please see “Employment, Severance and Change of Control Agreements” for a further description of this arrangement.

On January 3, 2005, we entered into an offer letter with Nevan Elam, our General Counsel and Secretary. Mr. Elam will be eligible to receive a total compensation package of up to $375,000 per year, of which $281,250 shall be fixed compensation and of which $93,750 shall be his target variable compensation. For the first six months of his first year of employment, Mr. Elam’s variable compensation will be guaranteed at 100% of the variable compensation for such period. Mr. Elam was provided a one-time sign-on bonus of $50,000, of which 50% was paid on the three month anniversary of his start date, and the remaining 50% shall be paid on the nine-month anniversary of his start date. In the event Mr. Elam’s employment is terminated other than “without cause” by Nektar or if he resigns before the first anniversary of his start date, Mr. Elam shall reimburse Nektar for the full amount of the sign-on bonus. Subject to the approval of Nektar’s Compensation Committee, Mr. Elam was granted an option to purchase 80,000 shares of Nektar’s common stock under Nektar’s 2000 Equity Incentive Plan.

On March 15, 2005, Melvin Perelman announced his resignation from the Company’s Board of Directors, in order to pursue other interests, which resignation became effective on March 21, 2005. Mr. Perelman shall serve as an advisor to the Company through December 31, 2006.

On March 15, 2005, the Company’s Board of Directors authorized the appointment of Joseph J. Krivulka to serve as a member of the Board of Directors until the next annual meeting of shareholders and until his successor is elected and qualified. The Company’s Board of Directors also authorized the appointment of Mr. Krivulka to the Audit Committee of the Board of Directors. Such appointments became effective on March 21, 2005. In connection with Mr. Krivulka’s appointment to the Board of Directors, was granted an option to purchase 10,000 shares of Nektar’s common stock under Nektar’s 2000 Equity Incentive Plan.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nektar Therapeutics stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Nektar Therapeutics, Secretary, 150 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Nevan C. Elam General Counsel and Secretary

April 14, 2005

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004, is available without charge upon written request to: Secretary, Nektar Therapeutics, 150 Industrial Road, San Carlos, California 94070.

Nektar Therapeutics

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2005

The undersigned hereby appoints Ajit S. Gill and Ajay Bansal and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics, which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at 150 Industrial Road, San Carlos, California, on Thursday, June 2, 2005 at 10:00 a.m., local time, (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

Please mark ☒

your vote

as indicated

The Board of Directors recommends a vote “For” each named nominee.

PROPOSAL 1: To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote
	(except as marked to the contrary below)		for all nominees listed below.

NOMINEES: Michael A. Brown, Ajit S. Gill, and Joseph J. Krivulka

To withhold authority to vote for any nominees write such nominee’s name below:

The Board of Directors recommends a vote “For” Proposal 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Nektar Therapeutics for the fiscal year ending December 31, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on other side)

DATED , 2005

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this Proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.